EXHIBIT F


September 30, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  File No. 70-9305
          Entergy Power, Inc.; Entergy Corporation - Declaration with Respect to Sale of Utility Assets and Payment of Dividends from Unearned Surplus

Ladies and Gentlemen:

     I am General Counsel for Entergy Power, Inc. ("EPI") and am familiar with the transactions described and proposed (the "Proposed Transactions") in the Declaration on Form U-1, as amended (the "Declaration"), filed with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), in the above-referenced File. I have examined, among other things, the Declaration and such other documents, certificates and corporate records, and such matters of law, as I have deemed necessary to form the basis of this opinion.

     Based upon the foregoing, it is my opinion that:

1. All actions necessary to make valid the Proposed Transactions will have been taken when: (i) the Declaration shall have been permitted to become effective in accordance with the applicable provisions of the Act; and (ii) all appropriate final action authorizing the Proposed Transactions shall have been taken by the Board of Directors of EPI or by a duly authorized committee thereof.

2. When the foregoing steps have been taken, and assuming the Proposed Transactions are consummated in accordance with the Declaration and the related order or orders of the Commission:
(i) all state laws applicable to EPI's participation in the Proposed Transactions will have been complied with; (ii) EPI may lawfully (x) effect the sale of utility assets, and (y) make the distributions to Entergy Corporation out of the unused proceeds of such sale, in each case as described in the Declaration; and
(iii) the consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by EPI or any associate company thereof.

     I am a member of the Oklahoma bar and do not hold myself out as an expert on the laws of any other state.

     I hereby consent to the use of this opinion as an exhibit to the Declaration.


                                   Very truly yours,

                                   /s/ Christopher J. Bernard

                                   Christopher J. Bernard